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                     October 13, 2022

       David L. Lamp
       President and Chief Executive Officer
       CVR Energy, Inc.
       2277 Plaza Drive, Suite 500
       Sugar Land, TX 77479

                                                        Re: CVR Energy, Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-33492

       Dear David L. Lamp:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation